AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2000
                                                      REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------
                                  TANOX, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                  2836                                 76-0196733
   (State or Other Jurisdiction of          (Primary Standard Industrial                  (I.R.S. Employer
   Incorporation or Organization)           Classification Code Number)                 Identification No.)

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                          10301 STELLA LINK, SUITE 110
                           HOUSTON, TEXAS 77025-5497
                                 (713) 664-2288
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                      ------------------------------------

                             NANCY T. CHANG, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  TANOX, INC.
                          10301 STELLA LINK, SUITE 110
                           HOUSTON, TEXAS 77025-5497
                                 (713) 664-2288
           (Name, address, including zip code, and telephone number,
            including area code, of registrant's agent for service)

                      ------------------------------------

                                   COPIES TO:

   WILBURN O. MCDONALD, JR., ESQ.                   RODD M. SCHREIBER, ESQ.
       CHAMBERLAIN, HRDLICKA,                    SKADDEN, ARPS, SLATE, MEAGHER
      WHITE, WILLIAMS & MARTIN                         & FLOM (ILLINOIS)
    1200 SMITH STREET, SUITE 1400                    333 WEST WACKER DRIVE
      HOUSTON, TEXAS 77002-4310                     CHICAGO, ILLINOIS 60606

                      ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X][333-96025]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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
                                        CALCULATION OF REGISTRATION FEE
========================================================================================================
        TITLE OF EACH CLASS OF                                                              AMOUNT OF
           SECURITIES TO BE                AMOUNT TO BE    PRICE PER        AGGREGATE     REGISTRATION
            REGISTERED                     REGISTERED(1)     SHARE       OFFERING PRICE       FEE(2)
--------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share....     575,000      $ 28.50        $ 16,378,500    $ 1,138.50
========================================================================================================

(1) Includes 75,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(2) Registrant previously paid $63,756 in connection with registration number 333-96025, which was an overpayment of $3,187.80 based on an offering price of $28.50 per share for 8,050,000 shares (including underwriters' over-allotment options). Fee for the 575,000 shares (including underwriters' over-allotment options) would be $4,326.30. Such fee, reduced by the over-payment, is $1,138.50.

     THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.
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


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Registration Statement is being filed with respect to the registration of additional shares of common stock, par value $.01 per share, of Tanox, Inc., a Delaware corporation, for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier effective registration statement on Form S-1 (No. 333-96025) filed by Tanox, Inc. pursuant to the Securities Act of 1933, as amended, and declared effective on April 6, 2000, are hereby incorporated by reference in this Registration Statement.

                                  CERTIFICATION

     We hereby certify to the Commission that we have instructed our bank to pay the Commission the filing fee of $1,138.50 for the additional securities being registered under this registration statement as soon as practicable (but in any event no later than the close of business on April 7, 2000); that we will not revoke such instructions; that we have sufficient funds in the relevant account to cover the amount of the filing fee; and that we undertake to confirm receipt of such instructions by the bank on April 7, 2000.

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Nancy T. Chang and John Blickenstaff and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution for him or her and in his or her name, place and stead in any and all capacities, to sign the Registration Statement of Tanox, Inc. and any and all amendments thereto, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

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
                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS ON APRIL 6, 2000.

                                          TANOX, INC.

                                          By:/s/NANCY T. CHANG
                                                NANCY T. CHANG
                                                PRESIDENT

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON APRIL 6, 2000.


             /s/NANCY T. CHANG, PH.D.               Chairman of the Board,
                NANCY T. CHANG, PH.D.               President, and Chief
                                                    Executive Officer

              /s/ DAVID DUNCAN, JR.                 Vice President of Finance
                  DAVID DUNCAN, JR.                 and Chief Financial Officer

              /s/TSE WEN CHANG, PH.D.               Director
                 TSE WEN CHANG, PH.D.

              /s/OSAMA MIKHAIL, PH.D.               Director
                 OSAMA MIKHAIL, PH.D.

            /s/WILLIAM J. JENKINS, M.D.             Director
               WILLIAM J. JENKINS, M.D.

                                  EXHIBIT INDEX

         Exhibit
           No.
        ---------
           5.1       -- Opinion of Chamberlain, Hrdlicka,
                        White, Williams & Martin.
          23.1       -- Consent of Arthur Andersen LLP dated
                        April 4, 2000.
          23.2       -- Consent of Chamberlain, Hrdlicka,
                        White, Williams & Martin (included in
                        Exhibit 5.1).
          23.3       -- Consent of KPMG LLP, dated April 6,
                        2000.
          24.1       -- Power of Attorney (included on page 2).

                                   4